Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA Communications Agrees to Acquire 3,252 towers from TowerCo for $1.45 billion

Boca Raton, Florida, June 26, 2012

SBA Communications Corporation (Nasdaq: SBAC) (“SBA”) announced today it has entered into a definitive merger agreement with certain affiliates of TowerCo that own 3,252 tower sites in 47 states across the U.S. and Puerto Rico.

The consideration to be paid by SBA will be $1.2 billion in cash and 4.6 million shares of SBA Class A common stock, implying a total transaction value of $1.45 billion based on SBA’s average three-day closing price of $54.48 as of June 22, 2012. The shares in the transaction will be subject to certain restrictions on transfer. The cash consideration shall be paid from a combination of cash on hand, existing credit facilities and up to $900 million in financing commitments from J.P. Morgan. The transaction, subject to customary closing conditions, is expected to close in the fourth quarter of 2012. Pro forma for the closing of the transaction, SBA expects that its net debt to annualized adjusted EBITDA ratio will be approximately 7.8x to 8.0x. SBA estimates the TowerCo assets will produce approximately $93 to $95 million in tower cash flow for the full calendar year 2013.

“We are very pleased with the opportunity to acquire the TowerCo assets,” commented Jeffrey A. Stoops, SBA’s President and Chief Executive Officer. “We believe the TowerCo assets are high quality, well located and have ample capacity for additional tenants. We know the TowerCo management team well, and have the highest regard for them as operators. The towers are in excellent shape from a legal, systems and operational perspective, and will be readily integrated into our existing portfolio. As was the case with our Mobilitie acquisition earlier this year, we expect these towers will be in great demand for the future cell-splitting needs of US wireless carriers, which needs we anticipate will flow from the continued growth in consumer demand for wireless data services. We expect this transaction will be immediately accretive to AFFO per share.”

J.P. Morgan acted as financial advisor and Greenberg Traurig, LLP acted as legal advisor to SBA. Wells Fargo Securities, LLC acted as financial advisor and Paul, Weiss, Rifkind, Wharton & Garrison LLP acted as legal advisor to TowerCo.

SBA will host a conference call today, June 26, 2012 at 8:30 AM (ET) to discuss the transaction. The call may be accessed as follows:

When:	Tuesday, June 26, 2012

Time:	8:30 AM (Eastern)

Dial-in Number:	(877) 941-8638

Conference Name:	TowerCo Conference Call

Replay Available:	June 26, 2012 at 11:00 AM (ET) through July 10, 2012 at 11:59 PM (ET)

Replay Number	800-475-6701

Access Code:	253027

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (1) the anticipated successful consummation of the acquisition of TowerCo, including the timing of such consummation, (2) the number of towers that will be acquired, (3) the source of funds that will be used to pay the purchase price, (4) the Company’s expectations regarding the tower cash flow that the TowerCo assets will generate in 2013 and the overall future performance of the TowerCo t post-closing, (5) the financial impact of the acquisition and the related financings on the Company, including the accretive impact of the transactions to the Company’s adjusted funds from operations per share and the pro forma impact of the transactions on the Company’s net debt to annualized adjusted EBITDA, (6) the quality and characteristics of the TowerCo assets, and (7) the expected ease of integration of the TowerCo assets into the Company’s portfolio. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on February 27, 2012. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (3) the impact, if any, of consolidation among wireless service providers; (4) the Company’s ability to realize economies of scale from its tower portfolio; (5) the Company’s ability to comply with covenants and the terms of its credit instruments; (6) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular and (7) the continued dependence on towers and outsourced site development services by the wireless carriers. With respect to its expectations regarding the ability to close pending tower acquisitions, these factors also include satisfactorily completing due diligence, the ability and willingness of each party to fulfill their respective closing conditions and the availability of cash on hand, borrowing capacity under the senior credit facility, or shares of the Company’s Class A common stock and the ability of J.P. Morgan to provide committed capital to pay the anticipated consideration. With respect to the Company’s expectations regarding the TowerCo assets, including 2013 tower cash flow that they will generate, and the financial impact of the acquisition and related financings on the Company’s pro forma leverage, results of operations and AFFO, these risk factors include (1) the Company’s ability to accurately estimate the future financial performance of the TowerCo towers based on the diligence conducted prior to the execution of the agreement, (2) the ultimate cost of the financings that will be used to fund the acquisition, (3) the Company’s ability to successfully integrate the TowerCo assets, and (4) those factors that impact the growth of the tower industry in general, which are set forth in the Company’s SEC Filings. This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North and Central America. By “Building Better Wireless”, SBA generates revenue from two primary businesses - site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. For more information please visit: www.sbasite.com.

About TowerCo

TowerCo is the fifth largest independent tower operating company in the United States. Founded in 2004 by industry veterans Richard Byrne (CEO) and Scot Lloyd (COO) along with Tailwind Capital, the Cary, N.C.-based company meets the infrastructure needs of wireless service providers by developing, owning and leasing communications towers. TowerCo owns over 3,200 towers and has exclusive contracts to build towers directly for carriers throughout the United States. Soros Strategic Partners, LP, an entity managed by Soros Fund Management, LLC, invested in TowerCo in 2005 along with Vulcan Capital and Altpoint Capital Partners, LLC in 2008. For additional information, please visit www.towerco.com.

SBA Contacts:

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

TowerCo Contact:

Harris Vaughan

919-616-5791

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